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Exhibit 11

WESTAMERICA BANCORPORATION
Computation of Earnings Per Share on Common and
Common Equivalent Shares and on Common Shares
Assuming Full Dilution


                                                                For the                   For the
                                                             three months               six months
                                                             ended June 30,            ended June 30,
    (In thousands, except per share data)                 2005         2004         2005         2004
                                                      ----------------------------------------------------
    Weighted average number of common
      shares outstanding - basic                            32,759       31,760       32,393       31,906

    Add exercise of options reduced by the
      number of shares that could have been
      purchased with the proceeds of such
      exercise                                                 605          583          631          596
                                                      ----------------------------------------------------
    Weighted average number of common
      shares outstanding - diluted                          33,364       32,343       33,024       32,502
                                                      ====================================================

    Net income                                             $27,914      $24,644      $50,648      $48,958

    Basic earnings per share                                 $0.85        $0.78        $1.56        $1.53

    Diluted earnings per share                               $0.84        $0.76        $1.53        $1.51
